LITHIA MOTORS REPORTS BUSINESS IMPROVEMENTS WITH
SEQUENTIAL INCREASES THROUGHOUT APRIL AND MAY
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Medford, Oregon, June 2, 2020 - Lithia Motors, Inc. (NYSE: LAD) today reported notable improvements across all business lines from the declines experienced in March and April as states begin to relax shelter-in-place policies and enter into the various phases of reopening.

For the entire month of May, total same store vehicle unit sales decreased approximately 7%, with same store new vehicle unit sales decreasing approximately 20% and same store used vehicle unit sales increasing approximately 8% over the same period last year. Total vehicle unit sales saw weekly sequential improvements in May as shelter-in-place policies began to be lifted throughout the country. During the first week of May, same store new vehicle unit sales decreased approximately 28% and used vehicle unit sales decreased approximately 5%. Significant improvement was seen by the end of the last week of May, with same store new vehicle unit sales decreasing approximately 16% and same store used vehicle unit sales increasing approximately 22% over the same period last year. The increases in used vehicles unit sales during the last week of May returned to the strong levels achieved for the first two months of 2020 and prior to the pandemic. In addition, same store web traffic, representing unique visitors to our websites, increased nearly 40% for the last week of May compared to the same period last year.

“These steady improvements throughout May underscore the strength of Lithia’s highly diversified business model and offerings,” said Bryan DeBoer, President and CEO. “Coupled with our amazing team members, second largest owned online inventory in the country, and our digital home solutions, we were able to generate positive earnings and cash flow during these unprecedented times allowing us to accelerate our growth strategy during the second half of this year.”

Service, body, and parts also showed signs of recovery in May, with same store sales decreasing approximately 27% for the month. The recovery trend in May reflected two less production days in 2020 compared to the same period last year.

About Lithia
Lithia Motors, Inc. is one of the largest providers of personal transportation solutions in the United States and is among the fastest growing companies in the Fortune 500 (#252-2020). Lithia is a growth company powered by people and innovation. By purchasing and building strong businesses that have yet to realize their potential, Lithia generates significant cash flows with low leverage. Operational excellence is achieved by refocusing the business on the consumer experience and by utilizing proprietary performance measurements to increase market share and profitability. Lithia’s unique growth model invests to expand its nationwide network and to fund innovations that create personal transportation solutions wherever, whenever and however consumers desire.

Sites
www.lithia.com
www.lithiainvestorrelations.com
www.lithiacareers.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
Eric Pitt
VP, Investor Relations and Treasurer
EPitt@lithia.com
(541) 864-1748

Forward-Looking Statements
Certain statements in this press release, and at times made by our officers and representatives, constitute forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Generally, you can identify forward-looking statements by terms such as “anticipate”, “project”, “outlook”, “target”, “may”, “will”, “would”, “should”, “seek”, “expect”, “plan”, “intend”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “likely”, “goal”, “strategy”, “future”, “maintain”, and “continue” or the negative of these terms or other comparable terms. Examples of forward-looking statements in this press release include, among others, statements regarding:

•	Anticipated positive and negative impacts in consumer demand or governmental restrictions related to the COVID-19 pandemic or otherwise;

•	Expected level of business interruption due to shelter in place policies or lifting of those restrictions, and when volumes and consumer demand will return;

•	Future market conditions; and

•	Our strategies for customer retention, growth, market position, financial results and risk management.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements in this presentation. Therefore, you should not rely on any of these forward-looking statements. The risks and uncertainties that could cause actual results to differ materially from estimated or projected results include, without limitation:

•	Future economic and financial conditions (both nationally and locally), including as a result of the COVID-19 pandemic;

•	Changes in customer demand and customers confidence, and the financial ability of customers to purchase vehicles;

•	Our relationship with, and the financial and operational stability of, vehicle manufacturers and other suppliers;

•	Risks associated with our indebtedness (including available borrowing capacity, compliance with financial covenants and ability to refinance or repay indebtedness on favorable terms);

•	The adequacy of our cash flow and earnings and other conditions;

•
Disruptions to our technology network including computer systems and software, as well as natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of our operating systems, structures, facilities or equipment; and

•
Government regulations, legislation and others set forth throughout “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in “Part I, Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K, and from time to time in our other filings with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.